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                                  EXHIBIT (99)

FOR IMMEDIATE RELEASE
Date:             September 12, 1996
Contact:          Joseph Beaulieu, Vice President/Marketing - First Community
                  (360) 459-1100, Fax:  (360) 459-0137

                    FIRST COMMUNITY FINANCIAL GROUP, INC. AND
                 PRAIRIE SECURITY BANK ANNOUNCE MERGER AGREEMENT

         Ken F. Parsons, President and CEO of First Community Financial Group, Inc. (FCFG) and Michael D. Edwards, President and CEO of Prairie Security Bank
(PSB) jointly announced today an agreement to merge First Community Bank and Prairie Security Bank creating a $230 million banking organization serving customers in Thurston, Pierce, Lewis and Grays Harbor Counties.

         The merger, which has been approved by both boards of directors, is targeted to be completed in early 1997, following shareholder and regulatory approvals. In the transaction, PSB shareholders will receive a combination of shares of FCFG stock and cash for a total deal value of approximately $9 million.

         Following completion of the merger, PSB's three branches will become branches of First Community Bank. Parsons will remain Chairman and Edwards will become President of First Community Bank. Additionally, Edwards and two other PSB directors will become members of First Community Bank's Board of Directors.

         "This merger creates the opportunity for both institutions to improve shareholder value by the achievement of economies-of-scale in operations," said Parsons. "In addition, the merger will incorporate a well known Bank President along with other quality employees into our team."

         Edwards said, "The two community-minded organizations will meld together readily. We have complementary cultures, comparable lending philosophies, and a similar customer base. Ken and I are committed to bringing our organizations together and continue our focus on customer serve to our communities."

         Both banks have strong community ownership with local management and local Boards of Directors.
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                               September 19, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street NW
Judiciary Plaza

Washington D.C. 20549

         RE: FIRST COMMUNITY FINANCIAL GROUP, INC., LACEY, WASHINGTON; CURRENT REPORT OF FORM 8-K
                  COMMISSION FILE NO. 0-24024

Ladies and Gentlemen:

         On behalf of First Community Financial Group, Inc., Lacey, Washington ("FCFG"), we are transmitting a Current Report on Form 8-K, which is being filed electronically via the EDGAR system. Manually signed copies of the Form 8-K are being maintained in FCFG's files.

         The Current Report is being filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, to report the execution of a definitive agreement between FCFG, First Community Bank, Lacey, Washington ("FCB"), and Prairie Security Bank, Yelm, Washington ("Prairie"), whereby Prairie will be merged with and into FCB.

         In the event that you have any questions concerning the enclosed Current Report, please contact the undersigned at (206) 340-9687.

                                       Very truly yours,

                                       GRAHAM & DUNN

                                       Mark C. Lewington

Enclosure

cc:      First Community Financial Group, Inc.
         Prairie Security Bank